Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, MI 48304
(248) 258-6800

CONTACT:	Barbara K. Baker
Vice President, Investor Relations
(248) 258-7367
www.taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN PURCHASES SUNVALLEY LAND

BLOOMFIELD HILLS, Mich, October 31, 2006 - - Taubman Centers, Inc. (NYSE: TCO) today announced that it has purchased the land under Sunvalley (Concord, Calif.), which is subject to two ground leases. The investment was made in a 50 percent partnership with an entity affiliated with the Taubman family. The purchase price was $42.5 million. The seller was an unrelated trust for which Wells Fargo Bank served as trustee.
The ground rent for the land under the center was $1.8 million in 2005 under the participating ground lease which matures in 2061. Also included in the transaction was the land under the Sears store, which was paying a nominal rent to the seller.
“By making this investment, we control the destiny of this center,” said Lisa A. Payne, vice chairman and chief financial officer of Taubman Centers. “This transaction clearly enhances the net asset value of the property.” The financial impact of the transaction was included in the company’s guidance issued in its earnings release on October 25.
Sunvalley, a 1.3 million square foot shopping center anchored by Macy’s (two locations), JCPenney and Sears and featuring about 150 shops and services, is one of the largest regional malls in northern California. Developed in 1967 by the Taubman family, Taubman Centers purchased a 50 percent interest in the center from the General Electric Pension Trust in March 2002 and currently owns the center in partnership with an entity affiliated with the Taubman family. The company has managed the center since it opened.
Taubman Centers Inc., a real estate investment trust, currently owns and/or manages 23 urban and suburban regional and super regional shopping centers in 11 states with an industry-leading sales productivity averaging over $500 per square foot. In addition, The Mall at Partridge Creek (Clinton, Township, Mich.) is under construction and scheduled to open in October 2007. Taubman Centers is headquartered in Bloomfield Hills, Mich.
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This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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